Effective June 4, 2007, each of the below listed series of PIMCO Variable Insurance Trust ("PVIT") (each a "Portfolio") has changed its non-fundamental policy regarding normal minimum and maximum average portfolio duration. As a result the former policy relating to each applicable Portfolios average portfolio duration (Former Policy below) was replaced with a new policy
(New Policy below):


PIMCO Foreign Bond Portfolio (Unhedged):

Former Polcy:
"The average portfolio duration of this Portfolio normally varies from three to seven years."

New Policy:
"The average portfolio duration of this Portfolio normally varies within two years (plus or minus) of the duration of the JPMorgan GBI Global ex-U.S. FX NY Index Unhedged in USD, which as of March 31, 2007 was 6.53 years."


PIMCO Foreign Bond Portfolio (U.S. Dollar-Hedged):

Former Policy:
"The average portfolio duration of this Portfolio normally varies from three to seven years."

New Policy:

"The average portfolio duration of this Portfolio normally varies within two years (plus or minus) of the duration of the JPMorgan GBI Global ex-U.S. Index Hedged in USD, which as of March 31, 2007 was 6.53 years."


PIMCO Global Bond Portfolio (Unhedged):

Former Polcy:
"The average portfolio duration of this Portfolio normally varies from three to seven years."

New Policy:
"The average portfolio duration of this Portfolio normally varies within two years (plus or minus) of the duration of the JPMorgan Government Bond Indices Global FX New York Index Unhedged in USD, which as of March 31, 2007 was 6.22 years."


PIMCO Small Cap StocksPLUS TR Portfolio & PIMCO StocksPLUS Total
Return Portfolio:

Former Policy:
"PIMCO actively manages the Fixed Income Instruments held by the Portfolio with a view toward enhancing the Portfolios total return, subject to an overall portfolio duration which normally varies from one to six years based on PIMCOs forecast for interest rates."

New Policy:
"PIMCO actively manages the Fixed Income Instruments held by the Portfolio with a view toward enhancing the Portfolios total return, subject to an overall portfolio duration which normally varies from a one year minimum duration to a maximum of two years above the duration of the Lehman Brothers Aggregate Bond Index. As of March 31, 2007, the duration of the Lehman Brothers Aggregate Bond Index was 4.50 years. The Lehman Brothers Aggregate Bond Index covers the U.S. investment grade fixed rate bond market, with index components for government and corporate securities, mortgage pass-through securities, and asset-backed securities."


PIMCO Total Return Portfolio and PIMCO Total Return Portfolio II:

Former Policy:
"The average portfolio duration of this Portfolio normally varies from three to six years based on PIMCOs forecast for interest rates."

New Policy:
"The average portfolio duration of this Portfolio normally varies within two years (plus or minus) of the duration of the Lehman Brothers Aggregate Bond Index, which as of March 31, 2007 was 4.50 years."


All applicable Portfolios - Investment Guideline Change:

Effective May 1, 2007, PVIT has changed its policies so that each serires of PVIT (each a "Portfolio") is now permitted to use the ratings assigned by Fitch, Inc. ("Fitch") for purposes of credit quality investment restrictions (if any). Prior to May 1, 2007, each Portfolio used ratings from Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Ratings Services ("S&P"), or, if unrated, PIMCO's determination of comparable quality to a rated security for purposes of credit quality investment restrictions
(if any). Effective, May 1, 2007, a Portfolio's credit quality investment restrictions (if any) are now based on the ratings of Moody's, S&P or Fitch, or if unrated, PIMCO's determination of comparable quality to a rated security.